Exhibit 10.32

CONFIDENTIAL SEPARATION AGREEMENT

This Confidential Separation Agreement (“Agreement”) is made and entered into as of the date indicated below between The St. Paul Travelers Companies, Inc. (the “Company,” and together with its subsidiaries, affiliates, successors and assigns, collectively, the “Company Entities”), and Douglas Elliot (“Elliot”), the undersigned.

Company and Elliot wish to provide for the separation of Elliot’s employment with Company, the termination of all agreements that may have existed between Elliot and any Company Entity, and for a full and final settlement of any and all disputes arising out of Elliot’s employment or the separation of that employment, without any admission of any kind by either party.

Therefore, in consideration of the mutual promises and agreements set forth in this Agreement, Company and Elliot agree as follows:

I.	EMPLOYMENT SEPARATION

A. Separation Date. Elliot is terminated from all active duties and all offices and positions within any Company Entity effective February 1, 2005 (“Separation Date”).

B. Separation. Effective on the Separation Date, Elliot shall have no duties and no authority to make any representations or commitments on behalf of any Company Entity as an employee or in any capacity whatsoever. Thereafter, Elliot shall have no further rights deriving from Elliot’s employment by any Company Entity, and shall not be entitled to any further compensation or benefits, except as provided in this Agreement. Consistent with Subsection IV(A)(3) of this Agreement, Elliot has twenty-one (21) days from the date this Agreement is presented to consider whether to accept the terms of this Agreement. If this Agreement is not duly executed by Elliot and timely returned to Company as specified in Subsection IV(A)(3), or if Elliot revokes his acceptance of this Agreement as set forth in Subsection IV(A)(4), Company’s offer will be revoked or Company’s obligations under this Agreement will be rescinded, as applicable, and Elliot will not be eligible to receive any of the compensation or benefits described in Section II of this Agreement (the “Consideration”).

II.	CONSIDERATION

In exchange for the promises contained in Section III and the Waiver and Release of Claims and Covenant Not To Sue set forth in Section IV, and subject to the terms and conditions set forth in this Agreement (including but not limited to, Section I(B)), Company agrees to provide Elliot with the Consideration set forth in this Section II. Consistent with applicable law, the amounts payable herein are subject to reduction for any amounts Elliot owes to any Company Entity. If Elliot elects not to sign this Agreement, he shall receive only those benefits and

January 30, 2005		/s/ Douglas G. Elliot
Date		Douglas Elliot
(1)

payments required by law to be provided to him by the Company and any benefits and payments to which he has a vested right under any applicable benefit plan.

A. Basic Separation Payment. Subject to the terms of this Agreement, Company will pay Elliot as a separation payment Five Million Five Hundred Thousand Dollars and Zero Cents ($5,500,000.00). This separation payment includes any accrued vacation pay; however, Elliot acknowledges that this payment does not represent, and he is not entitled to receive, any bonus payments for calendar year 2004 and any portion of calendar year 2005. This separation payment will be paid in a lump sum subject to and within the timeframe provided for in Subsection IV(A)(4). In the event of Elliot’s death prior to the payment of this separation payment, the separation payment will be paid in a lump sum to Elliot’s estate or to such other person as he may designate in a written request delivered to Company before his death.

B. Equity Awards. Company and Elliot each acknowledge and agree that, solely for purposes of any outstanding stock options and restricted stock awards held by Elliot immediately prior to the Separation Date pursuant to any equity compensation plan of the Company (the “Equity Awards”), the termination of Elliot’s employment with the Company shall be deemed to be an involuntary termination without cause by the Company. Elliot’s eligibility for equity awards and the actual amount of said awards will be determined in accordance with the terms and conditions of the applicable benefit plan(s). A schedule of the Equity Awards in which Elliot is vested as of the Separation Date is attached as Exhibit A.

C. Pension Benefits. Elliot’s eligibility for pension benefits and the actual amount of said benefits will be determined in accordance with the terms and conditions of Travelers Pension Plan. A good faith estimate of said benefits is attached hereto as Exhibit B and is subject to adjustment by Company’s third-party actuary within seven (7) business days after the Separation Date.

D. Continued Benefits. Subject to the terms of this Agreement, each of the medical, dental, AD&D and life insurance benefits currently being provided to Elliot by Company may be continued for up to three (3) years after the Separation Date, unless Elliot becomes employed by a new employer (including if Elliot becomes self-employed) and is eligible to receive the corresponding above-described benefit(s) from such new employer (such benefits continuation period, the “Continuation Period”). Elliot is obligated to immediately notify Company of eligibility for such benefits from such new employer. The costs of coverage for the benefits provided hereunder shall be equal to the same costs paid by an active employee of the Company for such benefits during the same period of time such benefits are provided to Elliot (which costs Elliot hereby acknowledges may be changed by the Company from time to time). Elliot will be billed monthly for such costs, unless and except to the extent Elliot elects to pre-pay such costs in any given calendar year, but only in respect of the benefits provided for such calendar year. If Elliot does not remit, on a reasonably timely basis, payment to the Company of such costs, Elliot’s continued welfare benefit coverage hereunder will terminate. Without limiting the foregoing, Elliot hereby acknowledges and agrees that the period during which Elliot is entitled to receive group health insurance coverage from the Company pursuant to the Consolidated

January 30, 2005		/s/ Douglas G. Elliot
Date		Douglas Elliot
(2)

Omnibus Reconciliation Act of 1986 shall commence at the conclusion of the Continuation Period set forth in this Subsection II(C). In addition, Elliot shall also be entitled to receive all benefits in which Elliot is vested as of the Separation Date under the terms of any employee benefit plans (other than severance plans) maintained by any Company Entity; provided, however, in no event shall this provision result in any duplication of benefits being provided to Elliot.

E. Outplacement Services. Subject to the terms of this Agreement, Elliot will receive executive-level outplacement services, at Company’s expense, from Right Management Consultants, pursuant to the Company’s outplacement services policy in effect from time to time.

F. Financial Planning. Subject to the terms of this Agreement, Company will continue to pay for Elliot’s executive financial planning services at the current level of such services for the remainder of calendar year 2005.

G. Satisfaction of Obligations. The Consideration to be provided under Section II of this Agreement is in satisfaction of, and not in addition to, payments otherwise provided under The St. Paul Travelers Companies, Inc. Severance Plan, any other Company Entity severance plan or any other severance plan under which Elliot asserts any Company Entity is obligated to provide benefits.

H. Acknowledgment. Elliot acknowledges that the Consideration is good and valuable consideration in exchange for this Agreement, and includes payments and benefits to which Elliot is not otherwise entitled.

I. Withholding. Company will withhold from the Consideration all appropriate deductions for benefits, if applicable, and the amounts necessary for Company to satisfy its withholding obligations under Federal, state and local income and employment tax laws. For the avoidance of doubt, for purposes of withholding under Federal tax laws, the amounts paid under this Agreement that equal, in the aggregate, $1 million or less shall be subject to a flat withholding rate of 25% and all amounts paid under this Agreement in excess of $1 million shall be subject to a flat withholding rate of 35%.

III.	ELLIOT’S COVENANTS TO COMPANY

The parties desire to provide for the protection of the business, good will, confidential information, relationships and other proprietary rights of the Company Entities. Accordingly, Elliot agrees to the following:

A. Property of Company. By the Separation Date, Elliot will return to Company all the Company Entity property, including, but not limited to all: identification cards; files; computer hardware, software, equipment and disks, with the exception of Elliot’s Company-owned laptop after a Company representative has deleted all Company data and information;

January 30, 2005		/s/ Douglas G. Elliot
Date		Douglas Elliot
(3)

keys; company owned or leased vehicles; credit cards; and records, including, without limitation, accounting, financial and operational records, whether current or historical.

B. Future Conduct. Elliot agrees not to engage in any form of conduct, or make any statements or representations, that disparage or otherwise harm the reputation, good will or commercial interests of any Company Entity or its management, including, but not limited to, in the course of any discussions with any financial analyst(s).

In addition, Elliot agrees to cooperate fully with Company, including its attorneys or accountants, in connection with any potential or actual litigation, other real or potential disputes, internal investigations, or government investigations, which directly or indirectly involves the Company or any Company Entity. Elliot agrees to appear as a witness voluntarily, upon Company’s request, regardless of whether served with a subpoena, and be available to attend depositions, court proceedings, consultations or meetings regarding investigations, litigation or potential litigation, as requested by Company. Company acknowledges that these efforts, if necessary, will impose on Elliot’s time and would likely interfere with other commitments he may have in the future. Consequently, Company shall attempt to schedule such depositions, court proceedings, consultations or meetings in coordination with Elliot’s schedule, but Elliot recognizes that scheduling of certain court proceedings, including depositions and trials, may be beyond Company’s control. Likewise, Company agrees to compensate Elliot for his time hereunder at an hourly rate of Three Hundred Dollars ($300.00), for actual time spent traveling to and from and attending such depositions, consultations or meetings, not to include ancillary time spent at hotels and related locations during evenings between proceedings. Company also agrees to reimburse Elliot for the out-of-pocket expenditures actually and reasonably incurred by Elliot in connection with the performance of the services contemplated by this Subsection, including hotel accommodations, first-class air fare transportation and meals consistent with Company’s generally-applicable expense reimbursement policies. It is expressly understood by the parties that any compensation paid by Company to Elliot under this Subsection shall be in exchange for his time and is not intended or understood to be dependent upon the character or content of any information Elliot discloses in good faith in any such proceedings, meetings or consultation.

C. Confidentiality of this Agreement. Elliot and Company agree that this Agreement and its terms will be regarded and treated as confidential communications between the parties, and that neither they nor their counsel or advisors will reveal or disclose either the terms or the substance of this Agreement to any other person, except as required by any federal securities or other applicable law, subpoena, court order, other legal process, or official inquiry of a federal, state or local taxing authority, or other governmental agency with a legitimate legal right to know the terms or substance of this Agreement, and further that Company may reveal the existence and terms of this Agreement to any government agency or staff thereof. This restriction applies to any members of the public, and to any current, future or former employees of Company Entities. If disclosure is compelled of Elliot by subpoena, court order or other legal process, or as otherwise required by law, he agrees to notify Company as soon as notice of such process is received and before disclosure takes place. Notwithstanding these provisions, Elliot

January 30, 2005		/s/ Douglas G. Elliot
Date		Douglas Elliot
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and his representatives and other agents may disclose to any and all persons the United States federal income tax treatment of the transactions described in this Agreement (the “Tax Treatment”) and any fact, or the content of any verbal discussion, that may be relevant to understanding the Tax Treatment and all materials of any kind (including opinions or other tax analyses) that are provided to Elliot relating to such Tax Treatment and tax structure, except where confidentiality is reasonably necessary to comply with securities laws. Elliot may further disclose the terms of this Agreement to members of his immediate family, his accountant or financial advisor, and his attorney upon their agreement to maintain this Agreement in strict confidence, as set forth in this Subsection. Elliot may also disclose the contents of any or all of Section III of this Agreement to prospective or subsequent employers who have a legitimate business interest in knowing of these covenants, following their agreement to maintain such provisions in strict confidence, as set forth in this Subsection. Further, nothing in this Subsection limits Company’s ability to disclose the information internally or externally to those persons with a legitimate business reason to have access to the information.

D. Confidential Information. Elliot acknowledges that he has had access to confidential and proprietary business information of Company Entities (“Confidential Information”). For all time, Elliot agrees that he shall not, without the proper prior written authorization of Company, directly or indirectly use, divulge, furnish or make accessible to any person or entity any Confidential Information, but instead shall keep all Confidential Information strictly and absolutely confidential. Elliot will use reasonable and prudent care to safeguard and prevent the unauthorized use or disclosure of Confidential Information. Confidential Information shall not include any information that: (a) is or becomes a part of the public domain through no act or omission of Elliot or is otherwise available to the public other than by breach of this Agreement; (b) was in Elliot’s lawful possession prior to the disclosure and had not been obtained by Elliot either directly or indirectly as a result of his employment with Company; (c) is disclosed to Elliot by a third party who has the right to make such disclosure; or (d) is independently developed by Elliot outside of his employment with Company and without the use of Confidential Information.

Elliot expressly acknowledges that the terms of this Subsection are material to this Agreement, and if he breaches the terms of this Subsection, Elliot shall be responsible for all damages and, at the election of Company, the forfeiture and/or return of all Consideration, without prejudice to any other rights and remedies that Company may have.

Elliot further acknowledges and agrees that the Confidential Information and special knowledge acquired during his employment with Company is valuable and unique, and that breach by Elliot of the provisions of this Agreement as described in this Subsection will cause Company Entities irreparable injury and damage that cannot be reasonably or adequately compensated by monetary damages. Elliot, therefore, expressly agrees that the Company Entities shall be entitled to injunctive or other equitable relief in order to prevent a breach of this Agreement or any part thereof, in addition to such other remedies legally available to Company Entities. Elliot expressly waives the claim that Company Entities have an adequate remedy at law.

January 30, 2005		/s/ Douglas G. Elliot
Date		Douglas Elliot
(5)

E. Covenants Not to Solicit/Interfere. Elliot acknowledges and agrees that, by virtue of opportunities derived from his access to Confidential Information and his employment with Company, Elliot is capable of significantly and adversely impacting the existing relationships Company Entities have with their clients, customers, policyholders, vendors, consultants, employees, and/or agents. Elliot acknowledges that Company Entities have a legitimate interest in protecting these relationships against solicitation and/or interference by Elliot for a reasonable period of time following the Separation Date. Accordingly, the parties agree that the covenants described in this Section III(E) shall apply for a duration of twelve (12) months following the Separation Date (“the Restricted Period”). Elliot acknowledges and agrees that the covenants described in this Section III(E) are expressly intended to protect and preserve the legitimate business interests and goodwill of Company Entities. Elliot acknowledges that the Consideration includes fair consideration for these covenants. Elliot further acknowledges and agrees that breach by Elliot of the provisions of this Agreement as described in this Subsection III(E) and its Subsections III(E)(1) and III(E)(2) will cause Company Entities irreparable injury and damage that cannot be reasonably or adequately compensated by monetary damages. Elliot, therefore, expressly agrees that Company Entities shall be entitled to injunctive or other equitable relief in order to prevent a breach of this Section and its Subsections in addition to such other remedies as are legally available to Company Entities. Elliot acknowledges that the terms of this Subsection III(E) and its Subsections III(E)(1) and III(E)(2) are material to this Agreement and that Company will seek to enforce them to the fullest extent permissible under applicable law. Elliot expressly waives the claim that Company Entities have an adequate remedy at law.

1. Solicitation and Hiring of Employees. Elliot shall not, without the prior written consent of Company, at any time prior to the Separation Date or during the Restricted Period, on behalf of Elliot or any other person or entity, directly or indirectly, hire, employ or engage, or attempt to hire, employ or engage, any person who was or is employed by any Company Entity on the Separation Date (a “Protected Employee”). This prohibition shall not extend to Elliot’s assistant, Cynthia Lafave. Elliot also shall not, without the prior written consent of Company, at any time prior to the Separation Date or during the Restricted Period, directly or indirectly, solicit, participate in or promote the solicitation of, interfere with, attempt to influence or otherwise affect the employment of any Protected Employee, on behalf of Elliot or any other person or entity. Elliot further agrees that, during the Restricted Period, if a Protected Employee contacts Elliot about prospective employment or retention for the performance of services, Elliot will inform such person that Elliot cannot discuss the matter until the end of the Restricted Period. Moreover, it shall be deemed a violation by Elliot of the prohibitions set forth in this Subsection III(E)(1) if, without the written consent of Company, at any time during the Restricted Period, any Protected Employee who was last employed by any Company Entity in a position falling within the CL or PL columns of Pay Band 6 or in any position falling within Pay Bands 7, 8 or 9 (“Deemed Protected Employee”) provides services to any person or entity (other than any Company Entity) and in connection therewith such Deemed Protected Employee reports, directly or indirectly, to Elliot or Elliot is otherwise responsible, directly or indirectly, for supervising or directing such Deemed Protected Employee’s duties and responsibilities with such person or entity. (Titles falling within Company’s Pay Bands 6, 7, 8

January 30, 2005		/s/ Douglas G. Elliot
Date		Douglas Elliot
(6)

and 9 as of the Separation Date are attached hereto and incorporated herein as Exhibit C.) For purposes of this Subsection III(E)(1), requests for consent must be delivered via facsimile to John Clifford, Senior Vice President of Human Resources for the Company (or his successor), with the original sent via certified mail to Kenneth F. Spence, III, Senior Vice President and General Counsel for the Company (or his successor).

2. Solicitation of and/or Interference with Existing Commercial Relationships. Elliot shall not without the prior written consent of Company, at any time prior to the Separation Date or during the Restricted Period, directly or indirectly, solicit any person or entity, who or that, as of the Separation Date is a client, customer, policyholder, vendor, consultant, agent or broker of any Company Entity, to (a) discontinue business with Company Entity, (b) move that business elsewhere, or (c) otherwise interfere with an existing customer relationship with any Company Entity. Elliot further agrees that, during such time, if such a client, customer, policyholder, vendor, consultant, agent or broker contacts Elliot regarding (i) discontinuing business with any Company Entity, (ii) moving that business elsewhere, or (iii) otherwise interfering with an existing commercial relationship with any Company Entity. Elliot will inform such client, customer, policyholder, vendor, consultant, agent or broker that he cannot discuss the matter, and Elliot will not refer the matter to any other person or entity. For purposes of this Subsection III(E)(2), notification and requests for consent must be delivered via facsimile and certified mail to Kenneth F. Spence III, Senior Vice President and General Counsel for the Company (or his successor).

IV.	GENERAL WAIVER, RELEASE AND COVENANT NOT TO SUE BY ELLIOT

A. General Waiver and Release by Elliot

1. As a material inducement to Company to enter into this Agreement, and in consideration of Company’s promise to provide the Consideration, Elliot on behalf of himself and his assigns, heirs and successors, hereby knowingly and voluntarily releases and forever discharges Company Entities, and all of its or their affiliates, parents, subsidiaries and related entities, and all of their past, present and future respective agents, officers, directors, shareholders, employees, attorneys and assigns from any federal, state or local charges, claims, demands, actions, liabilities, suits, or causes of action, at law or equity or otherwise and any and all rights to or claims for continued employment after the Separation Date, attorneys fees or damages (including contract, compensatory, punitive or liquidated damages) or equitable relief, which Elliot may ever have had, has now or may ever have or which his heirs, executors or assigns can or shall have, against any or all Company Entities, whether known or unknown, on account of or arising out of Elliot’s employment with Company or the separation thereof.

2. This release includes, but is not limited to rights and claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended by the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 1981, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Sarbanes

January 30, 2005		/s/ Douglas G. Elliot
Date		Douglas Elliot
(7)

Oxley Act of 2002, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (except for any claim for benefit or other relief arising under Section 502(a)(1)(B) of ERISA), any state or local human rights statute or ordinance, any claims or rights of action relating to breach of contract, public policy, personal or emotional injury, defamation, protection of “whistleblowers” additional compensation, or fringe benefits. Elliot specifically waives the benefit of any statute or rule of law which, if applied to this Agreement, would otherwise exclude from its binding effect any claims not now known by Elliot to exist. This release does not purport to waive claims (a) for enforcement of this Agreement, (b) arising under the laws referenced above in this Subsection IV(A)(2) after the date of this Agreement, (c) with respect to Elliot’s vested rights under the Equity Awards or (d) for any other benefits in which Elliot is vested as of the Separation Date under the terms of any tax-qualified and/or non-qualified retirement plan maintained by any Company Entity (which for the avoidance of doubt shall not include any severance plans).

3. Elliot acknowledges that he has reviewed the information about the offer described above and provided as part of this Agreement. Elliot acknowledges that he has been granted at least twenty-one (21) days within which to consider this Agreement. Elliot further acknowledges that if this Agreement is not duly executed by Elliot and returned to Company as specified in this Subsection IV(A)(3) within twenty-one (21) days from the date this Agreement was presented to him, Company’s offer of Consideration is withdrawn and rescinded, and Elliot will not be eligible to receive any such Consideration. This duly executed Agreement must be received by Company prior to the close of the business day on the twenty-first (21st) day after it is presented to Elliot. The Agreement must be delivered to Company personally or by certified mail to the attention of John P. Clifford Jr. at The St. Paul Travelers Companies, Inc., 385 Washington Street, St. Paul, Minnesota 55102-1396.

Elliot further acknowledges that by virtue of being presented with this Agreement, he has been advised in writing to consult with legal counsel prior to executing this Agreement. Elliot understands that if he executes this Agreement prior to the expiration of twenty-one (21) days, or chooses to forego the advice of legal counsel, Elliot does so freely and knowingly, and waives any and all future claims that such action or actions would affect the validity of this Agreement. Elliot acknowledges that any changes made to this Agreement after its first presentation to him, whether material or immaterial, do not re-start this twenty-one (21) day period.

4. Elliot understands that he may cancel this Agreement at any time on or before the fifteenth (15th) day following the date on which he signs the Agreement. To be effective, the decision to cancel must be in writing and delivered, personally or by certified mail, to John P. Clifford Jr. at The St. Paul Travelers Companies, Inc., 385 Washington Street, St. Paul, Minnesota 55102-1396 on or before the fifteenth (15th) day after Elliot signs the Agreement. Subject to Elliot’s execution of this Agreement, Company will make the payment provided under Section II within ten (10) days after Elliot’s cancellation rights as described in this Subsection IV(A)(4) expire. If Elliot exercises the limited right to cancel this Agreement, or if the release provisions of Section IV are held invalid for any reason whatsoever, he agrees to return any Consideration (and if any such Consideration is in the form of benefits, the cost paid

January 30, 2005		/s/ Douglas G. Elliot
Date		Douglas Elliot
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by the Company for such benefits) received under the terms of this Agreement and that Company is released from any obligations under this Agreement.

B. Covenant Not to Sue. Elliot covenants and agrees not to sue or bring any action, whether federal, state, or local, judicial or administrative, now or at any future time, against Company, any Company Entity, or their affiliates, agents, directors, officers or employees, with respect to any claim released hereby or arising out of Elliot’s employment with any Company Entity. Nevertheless, this Agreement does not purport to limit any right Elliot may have to file a charge under the ADEA or other civil rights statute or to participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other investigatory agency, nor does it purport to limit any right Elliot may have to bring an action to enforce any claim for benefit or other relief arising under Section 502(a)(1)(B) of ERISA. This Agreement does, however, waive and release any right to recover damages under the ADEA or other civil rights statute.

V.	MISCELLANEOUS PROVISIONS

A. Non-Assignment of Claims. Elliot represents and warrants that he has not sold, assigned, transferred, conveyed or otherwise disposed of to any third-party, by operation of law or otherwise, any action, cause of action, suit, debt, obligation, account, contract, agreement, covenant, guarantee, controversy, judgment, damage, claim, counterclaim, liability or demand of any nature whatsoever relating to any matter covered by this Agreement.

B. Successors. This Agreement shall be binding upon, enforceable by and inure to the benefit of Elliot’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees and Company and any successor company, but neither this Agreement nor any rights or payments arising hereunder may be assigned, pledged, transferred or hypothecated by Elliot.

C. Controlling Law and Venue; Arbitration.

1. The parties select and irrevocably submit to the exclusive jurisdiction of the United States District Court for the District of Minnesota and the state courts for the State of Minnesota for any action to enforce, construe or interpret the covenants set forth in Section III of this Agreement, including any action seeking the issuance of an injunction or equitable relief or the obtaining of any other remedy contemplated by or permitted under this Agreement based on violations of the covenants set forth in Section III of this Agreement. The parties waive any objection to venue in Minnesota on the basis of forum nonconveniens or of convenience of the parties.

2. Any claim or dispute under this Agreement that does not constitute an action to enforce, construe or interpret the covenants set forth in Section III of this Agreement will be resolved through binding arbitration in Hartford, Connecticut, in accordance with the then-current rules of the American Arbitration Association. Judgment upon any arbitration

January 30, 2005		/s/ Douglas G. Elliot
Date		Douglas Elliot
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award may be entered in any state court for the State of Connecticut having jurisdiction thereof, and each party submits itself to the personal jurisdiction of any such court for the purpose of entering such judgment.

3. To the extent not preempted by ERISA or otherwise governed by federal laws, all disputes arising under Sections V(C)(1) and V(C)(2) shall be governed by the laws of the State of Minnesota without giving effect to its choice of law or conflict of law principles.

D. Amendment. Any amendment to this Agreement shall only be made in writing and signed by the parties.

E. Waiver. No claim or right arising out of a breach or default under this Agreement can be discharged by a waiver of that claim or right unless the waiver is in writing signed by the party hereto to be bound by such waiver. A waiver by any party of a breach or default by the other party of any provision of this Agreement shall not be deemed a waiver of future compliance with such provision, and such provision shall remain in full force and effect.

F. Notice. Except as otherwise provided in this Agreement, all notices, requests, demands and other communications under the Agreement shall be in writing and delivered in person or sent by certified mail, postage prepaid, and properly addressed as follows:

To: Elliot	At Elliot’s home address listed in Company’s employee database, as updated by Elliot from time to time to Company’s Employee Services Unit.

To the Company:	John P. Clifford Jr.
Senior Vice President, Human Resources
The St. Paul Travelers Companies, Inc.
385 Washington Street, Mail Code 102W
St. Paul, Minnesota 55102-1396

The parties agree to notify each other promptly of any change in mailing address.

G. Outstanding Business Expenses. Elliot agrees that he will submit for reimbursement any outstanding business expenses within thirty (30) days after the Separation Date. Elliot understands and agrees that to the extent any of the expenses are improper and thus not approved by Elliot’s manager, he retains responsibility for the payment of any such disapproved expenses.

H. Headings. Headings used in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement.

January 30, 2005		/s/ Douglas G. Elliot
Date		Douglas Elliot
(10)

I. Entire Agreement. Company and Elliot each represent and warrant that no promise or inducement has been offered or made except as set forth and that the consideration stated is the sole consideration for this Agreement. This Agreement is a complete agreement and states fully all agreements, understandings, promises and commitments as between Elliot and any Company Entity as to the separation of Elliot from employment by Company. This Agreement supersedes any prior agreements whether oral or written, between Elliot and any Company Entity. Except as expressly provided herein, Elliot is not entitled to any other or further compensation or remuneration following the Separation Date. In the event an inadvertent error was made in the calculation of economic benefits, Company reserves the right to make necessary corrections up until the time both parties have signed the Agreement.

J. Limited Severability. If Subsections III(D), III(E), III(E)(1) and/or III(E)(2) of this Agreement are found by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, then such provisions shall be modified or restricted to the minimum extent necessary to render the same valid and enforceable, and this Agreement shall be construed and enforced to the maximum extent permitted by law, if any.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year set forth below:

DOUGLAS ELLIOT		THE ST. PAUL TRAVELERS COMPANIES, INC.

/s/ Douglas G. Elliot		By:	/s/ Kenneth F. Spence, III

Date:	January 30, 2005	Its:	Executive Vice President

		Date:	February 1, 2005

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